EXHIBIT 3.1

STEADFAST APARTMENT REIT III, INC.

ARTICLES OF AMENDMENT

Steadfast Apartment REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definition of “Roll-Up Transaction” in Article IV of the Charter in its entirety and substituting in lieu thereof a new definition of “Roll-Up Transaction” as follows:
Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:
(a)    a transaction involving securities of the Corporation that have been listed on a national securities exchange for at least twelve months; or
(b)    a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i)    voting rights of the holders of Common Shares;
(ii)    the term of existence of the Corporation;
(iii)    Sponsor or Advisor compensation; or
(iv)    the Corporation’s investment objectives.
SECOND: The Charter is hereby further amended by adding the following sentence to Section 5.5 of Article V of the Charter:

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Dividends or other Distributions declared and paid with respect to the Shares of any class of Common Shares may vary among holders thereof in order to account for differences in (a) the distribution and shareholder servicing fees and other fees and expenses payable to the Dealer Manager with respect to such Shares and (b) the duration of Stockholders’ ownership of such Shares.
THIRD: The Charter is hereby further amended by deleting clause (a) of the second paragraph in Article XIV of the Charter in its entirety and substituting in lieu thereof a new clause (a) as follows:
(a)    that would result in the holders of Common Shares having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 11.1, 11.2, 11.3, 11.6 and 12.1 hereof;
FOURTH: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 8th day of August, 2017.

ATTEST:	STEADFAST APRTMENT REIT III, INC.

_/s/ Ana Marie del Rio__________	By: _Ella S. Neyland_____________ (SEAL)
Name: Ana Marie del Rio	Name: Ella S. Neyland
Title: Secretary	Title: President